EXHIBIT 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-216676) of Equus Total Return , Inc. of our report dated April 16, 2026, relating to the financial statements of Morgan E&P, Inc. (the Company), which appears in this Annual Report on Form 10-K for the year ending December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Houston, Texas

April 16, 2026